As filed with the Securities and Exchange Commission on March 29, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Caesarstone Sdot-Yam Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Kibbutz Sdot Yam
MP Menashe
Israel 3780400
 (Address of Principal Executive Offices)(Zip Code)

Caesarstone Sdot- Yam Ltd. 2011 Incentive Compensation Plan
(Full Title of the Plan)

Caesarstone USA, Inc.
6840 Hayvenhurst Ave., Suite 100
Van Nuys, CA 91406
 (Name and Address of Agent for Service)

(818) 779-0999
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Colin J. Diamond, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200 Fax: (212) 354-8113	Michal Baumwald Oron, Adv. VP Business Development and General Counsel Caesarstone Sdot-Yam Ltd. Kibbutz Sdot Yam MP Menashe, 37804 Israel Tel: +972 (4) 610-9239 Fax: +972 (4) 636-4400	Shachar Hadar, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center Tel Aviv 67021, Israel Tel: +972 (3) 607-4444 Fax: +972 (3) 607-4470

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary shares, par value New Israeli Shekel (“NIS”) 0.04 per share (“Ordinary Shares”)	900,000	$34.16	(3)	$30,744,000	(3)	$3,095.92

(1)
This registration statement on Form S-8 (the “Registration Statement”) registers the offer, issuance and sale of Ordinary Shares pursuant to equity awards that may be granted under the Caesarstone Sdot-Yam Ltd. 2011 Incentive Compensation Plan, as amended (the “2011 Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares of Caesarstone Sdot- Yam Ltd. (the “Registrant”) that become issuable under the 2011 Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.

(3)
Calculated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, based on the average of the high and low prices of the Registrant’s Ordinary Shares on the NASDAQ Global Select Market on March 28, 2016.

EXPLANATORY NOTE

This registration statement on Form S-8 (this Registration Statement), being filed with the Securities and Exchange Commission (the “Commission”) to register an additional 900,000 Ordinary Shares, par value NIS 0.04 per share (“Ordinary Shares”) of Caesarstone Sdot- Yam Ltd. (“Caesarstone,” the “Company,” the “Registrant,” “we” or “us”) issuable by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants, pursuant to the Caesarstone Sdot- Yam Ltd. 2011 Incentive Compensation Plan, as amended (the “2011 Plan”).  On March 23, 2012, the Company filed a registration statement on Form S-8 (Commission File No. 333-180313) registering 1,461,442 Ordinary Shares issuable upon the exercise of options granted prior to the date thereof under the 2011 Plan and 913,558 Ordinary Shares issuable under the 2011 Plan. On October 27, 2015, the Company’s board of directors adopted, subject to approval of the Company’s shareholders, an amendment to the 2011 Plan to increase the aggregate number of Ordinary Shares available for issuance under the 2011 Plan by 900,000 Ordinary Shares.  On December 3, 2015, the Company’s shareholders approved such amendment.

Pursuant to General Instruction E of Form S-8, the contents of the Company’s registration statement on Form S-8 (Commission File No. 333-180313), filed with the Commission on March 23, 2012 are incorporated herein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information. *

Item 2.    Registrant Information and Employee Plan Annual Information. *

*
The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to employees as specified by the Commission pursuant to Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the Commission on March 7, 2016; and

(b)
The description of our Ordinary Shares which is contained in Item 1 of our Registration Statement on Form 8-A filed with the Commission on March 20, 2012   (Commission File No. 001-35464), including any amendment or report filed for the purpose of updating such description.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

Consistent with the provisions of the Israeli Companies Law, 5759–1999 (the “Companies Law”), our articles of association include provisions permitting us to procure insurance coverage for our office holders (which is defined in the Companies Law as including directors and certain officers), exculpate them from certain liabilities and indemnify them, to the maximum extent permitted by law. Under the Companies Law, exculpation from liability, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our compensation committee and our board of directors and, in specified circumstances, by our shareholders.

Insurance

Under the Companies Law and the Securities Law 5738-1968 (the “Securities Law”), an Israeli company may obtain insurance for any of its office holders against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided for in, or permitted under, the company’s articles of association:

•	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•	a monetary liability imposed on the office holder in favor of an injured party at an administrative procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•	expenses incurred by an office holder in connection with an administrative procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

An “administrative procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Indemnification

Under the Companies Law and the Securities Law, an Israeli company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the foreseen events described above and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

•	a monetary liability imposed on him or her in favor of an injured party at an Administrative Procedure (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Securities Law;

•	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors and officers liability insurance policy. We have agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including with respect to liabilities resulting from our IPO to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. As of March 2013, the maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) with respect to indemnification in connection with a public offering of our securities, the gross proceeds raised by us and any selling shareholder in such public offering, and (2) with respect to all permitted indemnification, including in connection with a public offering of our securities, an amount equal to the greater of 50% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnification payment was made, and $30.0 million. Such indemnification amounts are in addition to any insurance amounts. Each office holder who previously received an indemnification letter from us and agreed to receive this new letter of indemnification, gave his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any.

We previously entered into letters of indemnification with some former office holders that currently remain in effect, and pursuant to which we undertook to indemnify them with respect to certain liabilities and expenses then permitted under the Companies Law, which are similar to those described above. These letters of indemnification are limited to foreseeable events that were determined by the board of directors and indemnity payments are limited to a maximum amount of $2.0 million for one series of related events for each office holder.

Exculpation

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Limitations

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Item 8.    Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in MP Menashe, State of Israel, on this 29 day of March, 2016.

CAESARSTONE SDOT-YAM LTD.

By:	/s/ Yosef Shiran
Name: Yosef Shiran
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Caesarstone Sdot- Yam Ltd., an Israeli corporation, do hereby constitute and appoint Yosef Shiran, Chief Executive Officer, and Yair Averbuch, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with such registration statements or amendments or supplements thereof and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

[Signature Page to Follow]

Signature	Title	Date

/s/ Yosef Shiran Yosef Shiran	Chief Executive Officer (Principal Executive Officer)	March 29, 2016
/s/ Yair Averbuch Yair Averbuch	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 29, 2016
/s/ Yonathan Melamed Yonathan Melamed	Chairman of the Board	March 29, 2016
/s/ Ofer Borovsky Ofer Borovsky	Director	March 29, 2016
/s/ Irit Ben-Dov Irit Ben-Dov	Director	March 29, 2016
/s/ Ronen Moshe Ronen Moshe	Director	March 29, 2016
/s/ Ofer Tsimchi Ofer Tsimchi	Director	March 29, 2016
/s/ Ronald Kaplan Ronald Kaplan	Director	March 29, 2016
/s/ Shachar Degani Shachar Degani	Director	March 29, 2016
/s/ Amihai Beer Amihai Beer	Director	March 29, 2016
/s/ Amit Ben Zvi Amit Ben Zvi	Director	March 29, 2016

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:

CAESARSTONE USA, INC.

By:	/s/ Yosef Shiran	March 29, 2016
Name:	Yosef Shiran
Title:	Authorized Signatory

By:	/s/ Yair Averbuch	March 29, 2016
Name:	Yair Averbuch
Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares (including consent).

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.
23.2	Consent of Grant Thornton Audit Pty Ltd.

23.3	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1).
23.4	Consent of Freedonia Custom Research Inc.

24.1	Power of Attorney (included on the Signature Page of this Registration Statement).
99.1	Caesarstone Sdot- Yam Ltd. 2011 Incentive Compensation Plan, as amended (1)

(1)	Incorporated by reference to Exhibit 4.5 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 7, 2016.